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                                                                      EXHIBIT 11



                        NORTH AMERICAN BIOLOGICALS, INC.
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   Three Months Ended
                                                        March 31,
                                                 ----------------------
                                                   1995           1994
                                                 -------        -------
Net income                                       $ 3,055        $ 1,617
                                                 =======        =======

Weighted average number of common shares
 outstanding during the period                    19,392         14,737

Add dilutive effect of common stock equivalents:

 Stock options and warrants
  (as determined by the application of the
   treasury stock method)                            852          1,525
                                                 -------        -------

Weighted average number of shares and common
 share equivalents used in primary earnings
   per share computations                         20,244         16,262
                                                 =======        =======

Earnings per share                               $  0.15        $  0.10
                                                 =======        =======